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                  Securities and Exchange Commission
                        Washington, D.C. 20549



                               Form 8-K


        Current Report Pursuant to Section 13 or 15 (d) of the
                   Securities Exchange Act of 1934

          Date of Report (Date of Earliest Event Reported):
                            July 19, 1996


                      Hydron Technologies, Inc.
       (Exact name of Registrant as specified in its charter)

                    Commission File Number 0-6333


           New York                 13-1574215
(State or other jurisdiction of     (I.R.S. Employer
incorporation or organization)      Identification No.)



        1001 Yamato Road, Suite 403, Boca Raton, Florida 33431
               (Address of Principal Executive Offices)



                           (561) 994-6191
        (Registrant's Telephone number, including area code)


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Item 5.   Other Events.

         On July 19, 1996 Hydron Technologies, Inc. ("HyTech") entered into an amended license agreement effective as of May 31, 1996 (the "Amendment") with QVC, Inc. ("QVC"), which amends the License Agreement dated December 6, 1993 (the "License Agreement"). The Amendment provides HyTech with certain retail marketing rights to its Hydron brand product lines, (i.e., traditional department stores, specialty stores, boutiques and beauty salons) and catalog sales, and significantly higher minimum product purchase requirements for QVC in order for QVC to maintain its exclusive rights to market Hydron brand consumer products within North, South and Central America through direct response television.

         The Amendment permits QVC to maintain its exclusive rights if QVC purchases certain escalating minimum quantities of product over a two-year term ending May 31, 1998. In return for such increased minimums, HyTech has decreased the prices at which it sells Hydron brand consumer products to QVC. Products sold to QVC or its affiliates for resale through infomercials are excluded from the calculation of such minimum purchases levels. QVC has no obligation to purchase Hydron brand consumer products except to maintain exclusivity under the Amendment, which renews automatically for additional two-year terms as long as the annual minimum purchase levels are met. No assurances can be given that QVC will meet such escalating minimum purchase levels in order to maintain its exclusive rights.

         In conjunction with the execution and delivery of the Amendment, QVC has paid HyTech $1.25 million in payment for the exercise of warrants to purchase 500,000 shares of Common Stock, $.01 per share, ("Common Stock") of HyTech at $2.50 per share. Further, HyTech has granted an additional warrant to QVC to purchase 500,000 shares of Common Stock at $2.75 per share for a five year period. Further still, with the exception of the aforementioned warrant, QVC has agreed to a standstill provision not to purchase additional shares of Common Stock without the consent of HyTech.

         Concurrent with the execution and delivery of the Amendment, and as part of the overall transaction, HyTech has granted to DTR Associates, a Massachusetts limited partnership ("DTR"), an option to purchase 1.5 million shares of Common Stock at the purchase price of $.01 per share (the "DTR Option"). As the result of such grant, HyTech will incur a one-time non-cash charge against earnings of approximately $3.4 million for the third quarter of 1996, which will have no effect upon net shareholder's equity of HyTech. DTR had previously introduced HyTech to QVC and was receiving a royalty payment from QVC on net sales from direct response television. DTR has agreed to terminate its right to receive such royalty payments in return for the DTR Option. If the minimum purchase level for the first renewal period was met under


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the License Agreement, DTR would have received approximately $5 million in royalty payments over the next two years.

         Finally, HyTech through its wholly-owned subsidiary, Hydron Direct, Inc. ("HDirect"), entered into an agreement with QDirect Ventures, Inc., an affiliate of QVC Inc., to form a new joint venture known as Hydromercial Partners (the "New Joint Venture"). The purpose of the New Joint Venture is to promote and sell HyTech's Hydron(Registered) polymer based skin care line by means of a full length program commercial ("Infomercial").

          Each of HDirect and QDirect has a one-half interest in the profits and losses of the Joint Venture, which has an initial term of two (2) years, subject to renewal on an annual basis thereafter upon unanimous consent of all of the joint venture participants. As a part of the overall transaction, DTR, an equal partner with HDirect and QDirect in a predecessor joint venture (the "Predecessor Joint Venture") which produced the Infomercial, withdraw from the Predecessor Joint Venture.


Item 7. Financial Statements and Exhibits

         The following exhibits are filed herewith:

4.1 Warrant Purchase Agreement dated as of May 31, 1996 between QVC and HyTech

10.1 First Amendment to Licensing Agreement dated as of May 31, 1996 between QVC and HyTech

10.2 Letter Agreement between QDirect, Inc. And Hydron Direct, Inc. dated May 31, 1996

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                             SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated:  July 25, 1996

                                    Hydron Technologies, Inc.



                                    By:     /s/ Harvey Tauman
                                        ------------------------------
                                         Harvey Tauman, President






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